Exhibit 23.1

CONSENT OF FRANK, RIMERMAN & CO. LLP, INDEPENDENT AUDITORS

As independent auditors, we hereby consent to the inclusion in the Registration Statement No. 333-149955 on Form S-8 of MEMSIC, Inc., of our report, dated April 2, 2010 for the audit of the special-purpose statements of assets acquired and liabilities assumed of The Commercial Inertial Systems and Wireless Sensor Network Business Lines of Crossbow Technology, Inc. as of December 31, 2009 and 2008, and the related special-purpose statements of direct revenues and direct expenses for the years then ended.

/s/ FRANK, RIMERMAN & CO. LLP

San Francisco, California
April 5, 2010